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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in these Registration Statements of NiSource Inc. on Post-Effective Amendment on Form S-8 to Form S-4 File No. 333-33896-01, on Post-Effective Amendment on Form S-3 to Forms S-4 File No. 333-33896-01 and File No. 333-33896, on Form S-8 File No. 333-72401, on Form S-3
File No. 333-76907 and on Form S-8 File No. 333-19985 of our report dated June 1, 2003, appearing in the Annual Report on Form 11-K of the NiSource Inc. Retirement Savings Plan for the year ended December 31, 2002.


DELOITTE & TOUCHE LLP
Indianapolis, Indiana

June 26, 2003